EXHIBIT 99.1

[LOGO]

NEWS RELEASE

For release September 17, 2003

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION

ANNOUNCES EARNINGS UPDATE

SANTA MONICA, California – (September 17, 2003) – Anworth Mortgage Asset Corporation (NYSE: ANH) today provided an earnings update in light of an increase in mortgage prepayments for the third quarter compared to the second quarter.

“As indicated in our second quarter earnings release, persistent low interest rates have resulted in a high level of mortgage prepayments. This increase in mortgage prepayments has continued to have a negative impact on the yield of our portfolio as we increased our premium amortization expense,” stated Lloyd McAdams, Chairman and Chief Executive Officer of Anworth. “Taking into account the prepayment reports released to date in September, our expectation for the third quarter prepayment rate is 46% CPR. As a result of such prepayment activity and premium amortization in our portfolio, we expect that third quarter net income per share will be in the range of approximately $0.29 to $0.32. At the same time, the increase in mortgage rates and the significant decline in the Mortgage Bankers Association refinancing index during the quarter-to-date continue to reinforce our expectation that refinancing levels will decline in the fourth quarter and early 2004. This decline is expected to result in lower levels of premium amortization on our portfolio and should improve the portfolio’s yield going forward.”

Anworth has in the past paid aggregate dividends per share equal to its earnings per share on a calendar year basis. The company plans to announce its third quarter dividend as scheduled on October 16, 2003.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for

Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 250, Santa Monica, CA 90401

distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publically any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493

Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 250, Santa Monica, CA 90401